Exhibit 1.1

ARTICLES OF ASSOCIATION OF

ASM INTERNATIONAL N.V.

(Informal translation; Dutch text is binding.)

having its seat in Bilthoven, municipality of De Bilt, as they read after the deed of amendment to the articles of association executed on 30 November 2006 before H.B.H. Kraak, civil-law notary in Amsterdam, in respect of which amendment the Minister of Justice has advised on 30 November 2006 under number N.V. 97183 that no objections have become apparent.

Name and seat

Article 1.

1.1.	The company will bear the name:

ASM International N.V.

1.2.	The company has its seat at Bilthoven, municipality of De Bilt.

Object

Article 2.

The object of the company will be:

•

to participate in, to finance, to co-operate with and to conduct the management of legal persons and other enterprises, among which in particular include enterprises which have the object to produce and to trade in equipment, materials and components for the micro-electronic industry;

•	to grant security for debts of group companies;

•	to perform everything connected with the foregoing or which might be conducive thereto; everything in the broadest sense of the word.

Capital and shares

Article 3.

The authorised capital of the company amounts to nine million four hundred forty thousand euro (€9,440,000).

It is divided into one hundred ten million (110,000,000) ordinary shares, each having a par value of four cents (€0.04), eight thousand (8,000) financing preferred shares, each having a par value of forty euro (€40.00) and one hundred eighteen thousand (118,000) preferred shares, each having a par value of forty euro (€40.00).

Article 4.

Where in these articles reference is made to shares and shareholders, this shall include the ordinary shares, the financing preferred shares, the preferred shares and the holders of ordinary shares, the holders of financing preferred shares and the holders of preferred shares respectively, unless the contrary is explicitly stated.

Issue of shares

Article 5.

5.1.	The general shareholders meeting - hereinafter also referred to as the general meeting - or the managing board, if so previously authorized by the general meeting, will resolve to issue shares - as far as the managing board is concerned with the approval of the supervisory board; if the managing board has been so authorized, the general meeting may not decide to issue as long as the authorization is in force.

5.2.	With the approval of the supervisory board, the corporate body authorised to issue will determine the price and the further terms and conditions of issue, such with due observance of the other provisions with respect thereto in these articles.

5.3.	If the managing board is authorized to issue shares, such authorization shall also specify how many and what class of shares may be issued and shall fix the duration of the authorization, which may not exceed five years.

The authorization may not be extended by more than five years on each occasion.

Unless it has been stipulated otherwise in the authorization, it may not be revoked.

5.4.	A previous or simultaneous approving resolution of each group of holders of shares of the same class whose rights the issue negatively affects will be required for the validity of a resolution of the general meeting to issue shares or to designate the managing board as the corporate body authorised to issue shares.

5.5.	Within eight days after a resolution of the general meeting to issue or to designate the managing board as being authorised to issue, a full text thereof will be deposited at the office of the Trade Register where the company has its seat according to these articles of association.

Within eight days after each issue of shares the managing board will notify the office of the Trade Register of this, stating the number and class.

5.6.	The provisions of paragraphs 1 through 5 of this article will correspondingly apply to the granting of rights to subscribe for shares, but will not apply to the issue of shares to someone who is exercising a previously acquired right to subscribe for shares.

5.7.	Shares may not be issued below par, such without prejudice to the provisions of section 80, paragraph 2, Volume 2 of the Dutch Civil Code.

5.8.	Ordinary shares and financing preferred shares will only be issued against payment in full; preferred shares may be issued against partial payment, provided that the nominal amount which must be paid - irrespective when it has been issued - shall be the same for every preferred share, and that when subscribing for the share at least one fourth of the nominal amount shall be paid.

5.9.	Payment shall be made in cash to the extent no other contribution has been agreed upon.

5.10.	With the approval of the supervisory board the managing board may at any time specify the date and amount of required further payments on non-fully paid up preferred shares.

The managing board will immediately inform the holders of preferred shares about any such required payment, which shall not be due until at least thirty days, after the announcement.

5.11.	With the prior approval of the supervisory board, the managing board will be authorised to perform legal acts as specified in section 94, paragraph 1, Volume 2 of the Dutch Civil Code without the approval of the general meeting.

Issuance of preferred shares

Article 6.

6.1.	If and insofar as the managing board has been authorised to issue preferred shares, then, upon the issue of preferred shares, including the granting of a right to subscribe for preferred shares, but not the issue of preferred shares upon the exercise of such a right:

a.	the managing board will be obliged to convene a general meeting within four weeks after the issue, at which the reasons for the issue will be explained, unless prior thereto at a general meeting such an explanation has been given;

b.	the prior approval of the general meeting for the specific case will be required if (i) as a result of that issue (ii) and/or as a result of the preferred shares earlier issued by the managing board, without said approval, so many preferred shares can be subscribed for and/or have been placed, that the total nominal amount of preferred shares issued by the managing board without said approval of the general meeting amounts to more than one hundred percent of the total nominal amount of the placed ordinary shares from before that issue.

6.2.	If preferred shares have been placed pursuant to a resolution to issue, or a resolution to grant a right to subscribe for shares passed by the managing board without the prior approval or other cooperation of the general meeting, the managing board will be obliged to convene a general meeting within two years after that placement to consider a proposal to repurchase or withdraw (as the case may be) such preferred shares.

If at that meeting no resolution is passed to repurchase or withdraw (as the case may be) the preferred shares, then the managing board will be obliged, within two years thereafter, to convene again a general meeting at which such a proposal will again be made, which continuing obligation will cease to exist if said shares are no longer placed or (as the case may be) are no longer held by another than the company.

Pre-emptive right

Article 7.

7.1.	Without prejudice to the provisions of the third sentence of section 96a, paragraph 1, Volume 2 of the Dutch Civil Code, each holder of ordinary shares and each holder of financing preferred shares will have upon issue of ordinary shares and of financing preferred shares with respect to the shares to be issued a pre-emptive right in proportion to the total par value of his ordinary shares and/or financing preferred shares.

Holders of preferred shares do not have a pre-emptive right to shares to be issued.

Holders of ordinary shares and of financing preferred shares do not have a pre-emptive right to preferred shares.

7.2.	In the event of a share issue there will be no pre-emptive right on shares that are issued against contribution other than cash.

7.3.	The general meeting or the managing board (as the case may be) - as far as the managing board is concerned with the approval of the supervisory board - will determine, with due observance of this article, when taking a resolution to issue in what manner and within which period the pre-emptive right can be exercised.

The foregoing period shall be at least two weeks after the announcement referred to in the next paragraph.

7.4.	The company will announce the issue with pre-emptive right and the period in which that right can be exercised in the National Gazette (Staatscourant), in a national distributed daily newspaper and in the Official List (Officiële Prijscourant) of Euronext Amsterdam N.V. in Amsterdam.

7.5.	The pre-emptive right on ordinary shares and financing preferred shares may be limited or debarred by a resolution of the general meeting.

In the proposal for this purpose the reasons for the proposal and the choice of the intended price of issue should be explained in writing.

The pre-emptive right may also be limited or debarred by the managing board, with the approval of the supervisory board, if the managing board by resolution of the general meeting has been designated for a certain period of not more than five years as being authorised to limit or debar the pre-emptive right; such a designation may only be made if the managing board has been or is simultaneously designated as being authorised to issue, as referred to in article 5, paragraph 1.

The designation may each time be extended for not more than five years; it will in any case cease to apply if the designation of the managing board as being authorised to issue, as referred to in article 5, paragraph 1, is no longer in force.

Subject to the provisions of the previous sentence, unless it has been determined otherwise at the designation, such designation may not be revoked.

7.6.	A resolution of the general meeting to limit or debar the pre-emptive right on ordinary shares and financing preferred shares or to authorize the managing board to do so, as referred to in the previous paragraph, shall require a majority of at least two thirds of the votes cast, if less than half the issued capital is represented at the meeting.

Within eight days after such resolution the managing board will deposit a full text thereof at the office of the Trade Register referred to in article 5, paragraph 5.

7.7.	The holders of ordinary shares and financing preferred shares shall have a pre-emptive right in respect of the grant of rights to subscribe for ordinary shares and financing preferred shares in the same manner as provided above in this article.

Shareholders do not have a pre-emptive right on shares that are issued to someone who is exercising a previously acquired right to subscribe for shares.

Purchase of own shares; right of pledge on shares

Article 8.

8.1.	With authorisation of the general meeting and without prejudice to the other provisions of section 98 and the provisions of section 98d, Volume 2 of the Dutch Civil Code, the managing board may have the company acquire fully paid-up shares in its own capital for a consideration.

Such an acquisition will, however, only be permitted, if:

a.	the shareholders’ equity of the company, less the purchase price of the shares, is not less than the paid-up and, insofar as it concerns preferred shares, the called part of the capital, plus the reserves that pursuant to the law should be kept; and

b.	the nominal amount of the shares to be acquired and of the shares in its capital that the company holds itself or has in pledge or that are held by a subsidiary do not amount to more than one-tenth of the issued share capital.

The requirement referred to under sub a will be determined by the amount of the shareholders’ equity according to the last adopted balance sheet, less the acquisition price for shares in the capital of the company that it and its subsidiaries became obligated to pay after the date of the balance sheet.

If a financial year has expired for more than six months without the annual accounts having been adopted, acquisition in accordance with the provisions of this paragraph will not be permitted.

At the authorisation, which shall apply for not more than eighteen months, the general meeting shall determine how many and what class of shares may be acquired, how they may be acquired and the price range for such acquisition.

8.2.	With the approval of the supervisory board, the managing board may decide to alienate the shares acquired by the company in its own capital.

8.3.	If depositary receipts for shares in the company have been issued, such depositary receipts will be put on a par with shares for the application of the provisions of the previous paragraphs.

8.4.	The company may not derive any right to distribution from shares in its own capital or any right to such a distribution on shares for which it holds the depositary receipts.

When calculating the distribution of profit, the shares referred to in the previous sentence do not count unless on such shares or on the depositary receipts thereof a usufruct or a pledge is vested in favour of another than the company.

8.5.	In a general meeting no vote may be cast for a share that is held by the company or by a subsidiary or for a share of which one of them holds a depositary receipt.

Usufructuaries of shares that belong to the company or a subsidiary are, however, not excluded from their voting-right if the usufruct was created before the share belonged to the company or a subsidiary.

The company or a subsidiary may not cast a vote for a share on which it has a right of usufruct.

8.6.	When determining to what extent shareholders vote, are present or represented, or to what extent the share capital is provided or represented, shares of which the law provides that it is not possible to cast a vote for them will not be taken into account.

8.7.	The company may only accept shares which it holds in its own capital or depositary receipts thereof in pledge, if:

a.	the shares concerned have been fully paid-up;

b.	the nominal amount of the accepted shares which it holds in its own capital and depositary receipts thereof to be accepted in pledge and already held or held in pledge does not amount jointly to more than one-tenth of the issued share capital;

c.	the general meeting has approved of the pledge agreement.

Capital reduction

Article 9.

9.1.	With due observance of the provisions of section 99, Volume 2 of the Dutch Civil Code the general meeting may resolve to reduce the issued share capital by withdrawing shares or by reducing the amount of the shares by way of an amendment of the articles.

In such resolution, the shares to which the resolution relates shall be designated and the implementation of the resolution shall be arranged.

Withdrawal with repayment on shares or partial repayment on shares or exemption of the obligation to pay up as referred to in section 99, Volume 2 of the Dutch Civil Code may also be effected with respect to ordinary shares or solely with respect to financing preferred shares, or solely with respect to preferred shares.

A partial repayment or exemption shall be effected in proportion to all shares concerned of the class.

It will be permitted to deviate from the requirement of proportion with the consent of all shareholders involved.

With the approval of the managing board and the supervisory board, the general meeting may resolve to withdraw with repayment all preferred shares, or all financing preferred shares irrespective of by whom these are held.

9.2.	If less than half the issued share capital is represented, the general meeting may only pass a resolution with respect to capital reduction with a majority of at least two-thirds of the votes cast.

9.3.	A resolution to reduce the issued share capital requires moreover the approval, prior thereto or simultaneously, of every group of holders of shares of the same class whose rights will be impaired; the provision contained in the previous sentence will apply correspondingly to the decision-taking of a group.

9.4.	The notice convening a meeting at which a resolution as referred to in this article will be taken, will state the object of the capital reduction and the manner of implementation; the second, third and fourth paragraph of section 123, Volume 2 of the Dutch Civil Code will apply correspondingly.

Shares

Article 10.

10.1.	The ordinary shares will be either registered or bearer shares, at the choice of the shareholder.

The preferred shares and the financing preferred shares will be registered shares.

The preferred shares will be numbered from P1 onwards, the financing preferred shares from F1 onwards.

10.2.	Share certificates will be issued for the ordinary bearer shares.

Share certificates may be issued for ordinary registered shares but only then if those shares are traded on a stock exchange and the prescriptions of that stock exchange imply that in connection with the trade share certificates should have been issued.

A stock exchange shall mean a stock exchange as referred to in section 86c, Volume 2 of the Dutch Civil Code.

The share certificates will be numbered in the manner as to be determined by the managing board.

10.3.	Quantity receipts will be issued upon request of a shareholder for such numbers of shares as the managing board will determine.

Upon request of the holder a quantity receipt will be changed into single receipts up to a similar nominal amount.

10.4.	The share certificates will be provided with the signature of a member of the supervisory board and a member of the managing board.

One or both signatures may be effected by facsimile.

One or both signatures may also be replaced by a control stamp characteristic for the company and affixed by or under its supervision.

If not at least one signature has been placed by own hand by pen a control stamp as referred to above shall be affixed.

10.5.	Under terms and conditions to be established by the managing board, ordinary registered shares may be made out to bearer and vice versa upon request of the holder.

Transfer of registered shares and exchange of registered shares to bearer shares may not take place during the period commencing on the day after that on which shareholders have been convened for a general meeting and ending on the day after that of the meeting.

10.6.	The company will not charge any costs for the issue and exchange of share certificates.

10.7.	The share certificates of registered shares will be provided with a coupon sheet, consisting of dividend coupons and a talon.

Every share certificate relating to one or more ordinary bearer shares will be provided with a simplified coupon sheet, without any dividend coupons and talon.

Such share certificates will be referred to hereinafter as CF-certificates.

10.8.	A simplified coupon sheet (hereinafter to be referred to as a CF-coupon sheet) may only be issued by the company to a custodian to be appointed by the shareholder.

This appointment may only be effected from a group of custodians as such admitted by the company who have the custody of the CF-coupon sheets administered by an institution accepted thereto by the company but independent from it.

These custodians shall have undertaken not to issue the CF-coupon sheets given into their custody to others than custodians admitted by the company or to the company.

10.9.	With respect to dividends and other distributions on a share for which a CF-certificate has been issued the company will be discharged vis-à-vis the persons entitled by making those dividends or distributions available to or pursuant to the instructions of the independent institution as referred to in paragraph 8.

10.10.	The company will be authorised to establish further rules with respect to the issue of CF-certificates.

10.11.	The managing board may issue duplicates in case share certificates or coupon sheets relating to ordinary shares are lost, stolen or destroyed.

The managing board may make this issue subject to conditions, among which included, to give security and to have the applicant reimburse the costs.

By issuing a duplicate the original document will become invalid vis-à-vis the company.

The new document shall show that it is a duplicate.

Shareholders’ register

Article 11.

11.1.	With respect to the registered shares the managing board will keep for each class separately a register in which the names and addresses of the shareholders have been included stating the amount paid up on every share and the share premium paid upon every financing preferred share at the issue.

In the register will also be included the names and addresses of those who have a right of usufruct or a right of pledge on the shares, stating as far as usufructuaries are concerned whether they are entitled to the rights attached to the shares pursuant to paragraphs 2, 3 and 4 of section 88, Volume 2 of the Dutch Civil Code and if so, which, and as far as the pledgees are concerned, that they are not entitled to the voting-right attached to the shares nor to the rights that the law assigns to depositary receipts for shares issued with the co-operation of the company.

The registers will state with respect to each shareholder, pledgee or usufructuary the date on which they obtained on the shares, the right of pledge or usufruct respectively, as well as the date of acknowledgement or serving.

11.2.	The registers will be regularly kept up to date; every discharge of liability granted for payments not yet made will also be recorded in the registers.

Every entry in the register will be signed by a member of the managing board and a member of the supervisory board.

For the application of the previous sentence the facsimile of a signature will be deemed as set by own hand.

11.3.	Upon request the managing board will supply a shareholder, a usufructuary and a pledgee without charge with an extract from the register with respect to his right on a share.

If on a share a right of usufruct or a right of pledge is vested, the extract will state, as far as the usufructuaries are concerned, to which of the rights referred to in paragraphs

2, 3 and 4 of section 88, Volume 2 of the Dutch Civil Code they are entitled and as far as the pledgees are concerned, that they are not entitled to the voting-right attached to these shares nor to the rights that the law assigns to depositary receipt for shares issued with the co-operation of the company.

11.4.	The register of ordinary registered shares may consist of various volumes, which may be kept at different places.

Each of these volumes may be kept in more than one copy and at more than one place.

11.5.	The managing board will deposit the registers at the office of the company for inspection by the holders of registered shares who should have been entered in the register concerned, as well as by the usufructuaries of such shares who are entitled to the rights referred to in paragraph 4 of section 88, Volume 2 of the Dutch Civil Code.

The foregoing provisions do not apply to the part of the register of holders of ordinary registered shares that is kept outside the Netherlands to comply with the legislation applicable there or pursuant to stock exchange requirements.

11.6.	The information in the register with respect to non-paid-up preferred shares will be open for inspection by everyone; a copy or extract of this information will be provided at not more than cost price.

11.7.	Every holder of registered shares as well as everyone who has a right of usufruct or a right of pledge on the shares will be obliged to inform the managing board about his address.

Holders of depositary receipts, pledgees

Article 12.

12.1.	Where hereinafter in these articles reference is made to holders of depositary receipts, these will be understood to mean holders of depositary receipts issued with the co-operation of the company and persons who pursuant to section 88, Volume 2 of the Dutch Civil Code have the rights that the law assigns to holders of depositary receipts of shares issued with the co-operation of the company.

12.2.	It will not be possible to assign to pledgees of shares the voting-right attached to those shares.

They will not be entitled to the rights referred to in section 89, paragraph 4, Volume 2 of the Dutch Civil Code.

Convocation and notices

Article 13.

Without prejudice to the provisions of article 7, paragraph 5 every convocation of or notice to shareholders or holders of depositary receipts will be made by means of an advertisement in a national distributed daily newspaper as well as in the Official List (Officiële Prijscourant) of Euronext Amsterdam N.V. in Amsterdam.

Manner of transfer of shares

Article 14.

14.1.	Unless otherwise stipulated by law the transfer of registered shares or the transfer of a limited right thereon requires a deed for that purpose as well as, except in case the company itself is a party in that legal act, a written acknowledgement by the company of the transfer.

The acknowledgement will be effected in the deed or by a dated statement containing the acknowledgement on the deed or on a notarial copy or extract thereof or one certified by the transferor.

Serving of that deed or that copy or that extract to the company will be put on a par with the acknowledgement.

If it concerns the transfer of non-fully paid-up shares the acknowledgement may only be effected if the deed has a fixed date.

If for a registered share a share certificate has been issued, lodgement of the share certificate with the company will moreover be required for the transfer.

If the share certificate is lodged to the company, the company may acknowledge the transfer by placing on that share certificate an endorsement from which the acknowledgement appears or by replacing the issued share certificate by a new share certificate in the name of the transferee.

14.2.	The provisions of paragraph 1 will correspondingly apply to the creation and relinquishing of a limited right on the shares.

A right of pledge may also be created without acknowledgement or serving to the company; section 239, Volume 3 of the Dutch Civil Code will then apply correspondingly, which acknowledgement by or serving to the company will be substituted for the announcement as referred to in paragraph 3 of that section.

Transfer restrictions in respect of preferred and financing preferred shares

Article 15.

15.1.	The approval of the supervisory board is required for each transfer of preferred and financing preferred shares.

The approval will be requested in writing. The request shall specify the name and the address of the intended transferee as well as the price or other consideration that the intended transferee is prepared to pay or to give.

15.2.	If the approval is refused, the supervisory board will be obliged to appoint simultaneously one or more prospective buyers who are prepared and able to purchase all the shares to which the request relates against payment in cash at a price to be fixed in mutual consultation by the transferor and the supervisory board within two months after that appointment.

15.3.	If the transferor has not received from the company a written notice of approval or refusal to approve an intended transfer within three months after the company has received a request for approval of the intended transfer or if a timely written refusal of approval has not simultaneously been accompanied by the appointment of one or more prospective buyers as referred to in paragraph 2, the approval for transfer will be deemed to have been granted after expiry of said period or after receipt of the notice of refusal, as the case may be.

15.4.	If an agreement has not been reached between the transferor and the supervisory board with respect to the price referred to in paragraph 2 within two months after the refusal of the approval the price will be fixed by an expert to be appointed by the transferor and the supervisory board in mutual consultation or, in the absence of any agreement about this within three months after the refusal of the approval, by the chairman of the Chamber of Commerce and Industry of the place where the company has its seat according to these articles, at request of the appropriate party.

15.5.	The transferor will have the right to refrain from the transfer, provided that he notifies the supervisory board of this in writing within one month after both the name of the appointed prospective buyer(s) and the fixed price have been brought to his knowledge.

15.6.	In case of approval to transfer in the way of paragraph 1 or paragraph 3 the transferor will be authorised for a period of three months after this approval to transfer all shares to which his request related to the transferee mentioned in the request at the price mentioned by him or the consideration referred to in paragraph 1 of this article.

15.7.	The costs for the company attached to the transfer may charged to the new transferee.

Usufruct and voting-right

Article 16.

The shareholder will have the voting-right on the shares on which a usufruct has been created. Contrary to the previous sentence the usufructuary will be entitled to the voting-right if this has been stipulated at the creation of the usufruct and the usufructuary is a person to whom the shares may be freely transferred.

If the usufructuary is a person to whom the shares, pursuant to the provisions of article 15, may not be freely transferred, he will only be entitled to the voting right if this has been stipulated at the creation of the usufruct and both this provision and - in case of transfer of the usufruct - the transition of the voting-right has been approved by the supervisory board.

Managing board

Article 17.

17.1.	The company will be managed by a managing board consisting of one or more members, the number to be decided by the supervisory board.

17.2.	The supervisory board will appoint from the members of the managing board the chairman of the managing board.

17.3.	The managing board will meet as often as a member of the managing board so desires. At the meetings of the managing board every member of the managing board will cast one vote, provided that the chairman of the managing board has the right to cast as many votes as there are other board members in office.

In case of a tie vote, the decision will be taken by the supervisory board unless the managing board decides otherwise.

17.4.	The following decisions of the managing board shall be subject to the approval of the supervisory board:

a.	the issue of shares which includes the granting of a right to subscribe for shares and to obtain shares in debenture bonds chargeable to the company or of debenture bonds chargeable to a limited partnership or a partnership firm of which the company is fully liable partner;

b.	cooperation to the issue of depositary receipts for shares;

c.	application or the withdrawal for quotation of the securities mentioned under sub a and b in the price list of any stock exchange;

d.	conclusion or cancellation of permanent cooperation of the company or a dependent company with another legal person or company or as fully liable partner in a limited partnership or a partnership firm, if this cooperation or cancellation is of major significance to the company;

e.	a participation involving a value equal to at least one-fourth of the amount of the issued share capital plus the reserves according to the balance sheet with explanatory notes of the company, by itself or by a dependent company in the capital of another company as well as to drastically increase or reduce such a participation;

f.	any investment that requires an expenditure equal to at least one-fourth part of the issued share capital plus the reserves of the company according to its balance sheet with explanatory notes;

g.	a proposal to amend the articles;

h.	a proposal to dissolve the company;

i.	registration of bankruptcy and application for suspension of payments of debts;

j.	a proposal to reduce the issued share capital.

17.5.	Without prejudice to any other provisions in these articles of association, decisions of the managing board involving a major change in the company’s identity or character are subject to the general meeting’s approval, including at any rate:

a.	the transfer of the enterprise or practically the whole enterprise to third parties;

b.	the entry into or termination of longstanding joint ventures of the company or a subsidiary with another legal entity or company or as fully liable partner in a limited partnership or a general partnership if this joint venture or termination of such a joint venture is of major significance for the company;

c.	the acquisition or disposition of a participation in the capital of a company worth at least one third of the amount of the assets according to the balance sheet with explanatory notes thereto, or if the company prepares a consolidated balance sheet according to such consolidated balance sheet with explanatory notes according to the last adopted annual accounts of the company, by the company or a subsidiary.

17.6.	The absence of an approval defined in paragraphs 4 and 5 of this article shall not affect the managing board’s or the members of the managing board’s authority to represent the company.

Appointment, suspension and dismissal of members of the managing board

Article 18.

18.1.	The members of the managing board will be appointed by the general meeting for a term of at most four years.

Re-appointment may occur for no more than four years per term.

A resolution of the general meeting to appoint a member of the managing board in accordance with a nomination by the supervisory board shall require an absolute majority of the votes cast.

If the nomination by the supervisory board with respect to a vacancy consists of a list of two or more candidates, the vacancy must be filled by election of a person from the list of the candidates, with due observance of article 28 paragraph 3.

18.2.	A resolution of the general meeting to appoint a member of the managing board other than in accordance with a nomination by the supervisory board shall require an absolute majority of the votes cast representing more than half of the company’s issued capital.

A new meeting as referred to in section 120, paragraph 3, Volume 2 of the Dutch Civil Code can not be convened.

18.3.	At a general meeting, votes in respect of the appointment of a member of the managing board can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto.

If none of the candidates nominated by the supervisory board is appointed, the supervisory board shall retain the right to make a new nomination at a next meeting.

18.4.	Members of the managing board may at any time be suspended or dismissed by the general meeting.

A resolution to suspend or to dismiss a member of the managing board, other than in accordance with a proposal of the supervisory board, shall require an absolute majority of the votes cast representing more than half of the company’s issued capital.

The provision in the last sentence of paragraph 2 of this article applies mutatis mutandis.

18.5.	A member of the managing board may at any time be suspended by the supervisory board.

18.6.	Even after having been extended once or several times a suspension may not last in total any longer than three months, unless it has been decided to dismiss in which case that period may run until the end of the employment.

A suspension can be cancelled by the general meeting at any time.

18.7.	A suspended member of the managing board will be given the opportunity to defend himself at the general meeting and to be represented there by a counsellor.

18.8.	In case of absence or inability to act of one or more members of the managing board the remaining members or the remaining member will be temporarily entrusted with the entire management.

In case of absence or inability to act of all members of the managing board or the sole member of that board the supervisory board will be temporarily entrusted with the management; the supervisory board will then be authorised to appoint one or more temporary managers.

In case of absence or inability to act the supervisory board will take as soon as possible the necessary measures in order to make a definitive arrangement.

Article 19.

19.1.	The company has a policy governing the remuneration of the managing board.

The policy will be determined by the general meeting.

In this policy at least the items listed in section 383c through e, Volume 2 of the Dutch Civil Code will be taken into consideration to the extent they apply to the managing board.

19.2.	The remuneration of the members of the managing board will be determined by the supervisory board with due observance of the policy defined in paragraph 1 and section 135 paragraph 4, Volume 2 Dutch Civil Code.

Proxy holders

Article 20.

The managing board may grant one or more persons, whether or not employed by the company, a power of attorney or an otherwise continuous power to represent the company and may assign to one or more persons such a title as it may choose.

Representation

Article 21.

21.1.	The managing board and each member of the managing board individually will be authorised to represent the company.

The company may also be represented by a proxy holder, with due observance, however, of the limitations set to his power.

21.2.	In all events of a conflict of interest in the meaning of section 146, Volume 2 Dutch Civil Code, the company will, subject to the approval of the supervisory board, be represented in the manner as provided in the first sentence of the previous paragraph, without prejudice to the last sentence of section 146, Volume 2 Dutch Civil Code.

Supervisory board

Article 22.

22.1.	The supervision of the policy of the managing board and the general course of affairs of the company and the business affiliated with it will be conducted by a supervisory board consisting of at least two natural persons the number to be determined by the supervisory board.

22.2.	The supervisory board will assist the managing board with advice.

In exercising their duties the supervisory directors will act according to the interest of the company and the business affiliated with it.

The managing board will provide the supervisory board in good time with the information required to exercise its duties.

The managing board shall inform the supervisory board at least once each year in writing of the general lines of the strategy, the general and financial risks and the management control system of the company.

Without prejudice to the provisions of the previous sentence, the managing board shall submit to the supervisory board for its approval:

a.	the operational and financial objectives of the company;

b.	the strategy designed to achieve the objectives;

c.	the parameters applied in relation to the strategy, for instance in respect of the financial ratios.

With due observance of these articles the supervisory board may draw up by-laws in which matters concerning it internally will be regulated.

The supervisory directors may furthermore divide their activities mutually, whether or not by means of by-laws.

22.3.	The supervisory directors will be appointed by the general meeting.

A resolution of the general meeting to appoint a supervisory director in accordance with a nomination by the supervisory board shall require an absolute majority of the votes cast.

If the nomination by the supervisory board with respect to a vacancy consists of a list of two or more candidates, the vacancy must be filled by election of a person from the list of the candidates.

22.4.	A resolution of the general meeting to appoint a supervisory director other than in accordance with a nomination by the supervisory board shall require an absolute majority of the votes cast representing more than half of the company’s issued capital.

A new meeting as referred to in section 120, paragraph 3, Volume 2 of the Dutch Civil Code can not be convened.

22.5.	At a general meeting, votes in respect of the appointment of a supervisory director can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto.

If none of the candidates nominated by the supervisory board is appointed, the supervisory board shall retain the right to make a new nomination at a next meeting.

22.6.	A supervisory director may at any time be suspended or dismissed by the general meeting.

A resolution to suspend or to dismiss a supervisory director, other than in accordance with a proposal of the supervisory board, shall require an absolute majority of the votes cast representing more than half of the company’s issued capital.

The provision in the last sentence of paragraph 4 of this article applies mutatis mutandis.

22.7.	The supervisory directors will resign periodically according to a rotation scheme to be established by the supervisory board, which should be such that as from the date that the rotation scheme is established for the first time every supervisory director will have a seat for not more than four years.

If necessary, the supervisory board may fix, by manner of a transitional measure, for one or more of its members a shorter or longer period of session.

Periodic resigning will be effected as per the time of closing of the annual general meeting.

A periodically resigning supervisory director will be immediately eligible for re-appointment.

A supervisory director may be in office for a maximum of three four year periods.

22.8.	Upon a nomination to appoint a supervisory director the age, the profession of every candidate, the number of the shares held by him in the capital of the company and the positions that he occupies or has occupied insofar as of interest in connection with fulfilling the duty of supervisory director will be announced.

It will also be stated to which legal entities he is already engaged as supervisory director, at which, if there are any legal entities among these that belong to the same group, the designation of that group will suffice.

Reason shall be given for each nomination to appoint or to re-appoint a supervisory director.

In case of a re-appointment the nominee’s track record will be taken into consideration.

22.9.	The general meeting will grant a remuneration to the supervisory directors.

Their expenses will be reimbursed.

Organisation of the supervisory board

Article 23.

23.1.	The supervisory board will appoint one of its members chairman; he will have the title of president of the supervisory board.

The supervisory board may furthermore appoint from their numbers one or more delegated supervisory directors who will be charged with maintaining a more frequent contact with the managing board; they will report about their findings to the supervisory board.

The offices of president of the supervisory board and delegated supervisory director can be combined.

The supervisory board will appoint a secretary - whether or not from their numbers.

23.2.	The supervisory board may appoint from among its members one or more committees in order to fulfil a specific task or assignment, to be determined upon the installation of such committee.

The supervisory board shall at least install an audit committee, a remuneration committee and a selection and appointment committee.

The remuneration committee and the selection and appointment committee may be combined in one committee.

23.3.	The supervisory board will meet as often as one of its members requests so.

It will decide by an absolute majority of the votes.

In case of a tie vote the proposal will be rejected.

23.4.	Subject to the provisions of paragraph 5 the supervisory board may not pass any resolutions unless a majority of the members is present.

23.5.	The supervisory board may also pass resolutions without convening a meeting, provided this takes place in writing, by telefax, or by electronic mail and all supervisory directors have declared to be in favour of the proposal concerned.

23.6.	If invited to do so the members of the managing board will be obliged to attend the meetings of the supervisory board and to give at such a meeting all information required by that board.

23.7.	At the expense of the company the supervisory board may seek advice from experts in such areas as the supervisory board deems desirable in order to correctly perform its task.

23.8.	The supervisory board may determine that one or more of its members will have access to all industrial premises of the company and will be authorised to inspect all books, correspondence and other documents and to take cognisance of all activities that have taken place, or will be able to exercise part of these powers.

23.9.	If there are temporarily one or more vacancies within the supervisory board, the acting supervisory director(s) will have all rights and obligations assigned and imposed on the supervisory board by law and by these articles.

General meetings

Article 24.

24.1.	The annual general meeting will be held within six months after the end of the financial year.

24.2.	The agenda for this meeting will contain the following subjects:

a.	discussion of the written annual report of the managing board about the affairs of the company and the management conducted;

b.	adoption of the annual account and - with due observance of article 32 - allocation of the profits;

c.	the policy on reservation and distribution of profits;

d.	the distribution of profit.

The subjects mentioned sub a, b, c and d need not be included in that agenda if the period for preparation of the annual accounts and submission of the annual report has been prolonged or a proposal for prolongation has been placed on that agenda.

At the meeting referred to in paragraph 1 those additional subjects will be discussed, that with due observance of article 25, paragraph 3, have been placed on the agenda.

24.3.	Extraordinary meetings will be held as often as the managing board or the supervisory board deem this desirable.

24.4.	Within three months after the managing board has assumed that the shareholders’ equity of the company has dropped to an amount equal to or lower than half the paid-up and called part of the capital, a general meeting will be held to discuss the measures to be taken, if any.

Article 25.

25.1.	General meetings shall be held in the municipality of De Bilt, in Zeist, in Soest, in Baarn, in Utrecht, in Amsterdam, in Haarlemmermeer (Schiphol) or in Rotterdam.

25.2.	General meetings will be convened by the managing board, by a member of the managing board, by the supervisory board or by a supervisory director.

The convocation will not be made later than on the fifteenth day prior to that of the meeting.

25.3.	At the convocation the subjects to be discussed will be stated unless the agenda is deposited at the office of the company and at such places - among which in any case a place in Amsterdam - as will be stated at the convocation, for inspection by shareholders and holders of depositary receipts - who may then obtain without charge a copy thereof - and this fact is stated at the convocation; notice of a proposal to amend the articles and to dissolve the company should, however, always be given at the convocation itself.

It will not be possible to pass valid resolutions about subjects with respect to which the previous sentence has not been satisfied and the discussion of which has not yet been announced in a similar manner and with due observance of the period stated for the convocation.

An item proposed by one or more shareholders or holders of depositary receipts, defined in article 12, representing on their own or jointly with others at least one percent (1%) of the issued capital or, according to the Official List (Officiële Prijscourant) of Euronext Amsterdam N.V., at least a value of fifty million euro (€50,000,000), will be included in the convocation or announced in the same manner, provided the company receives such request no later than the sixtieth day before the day of the meeting and provided no significant company’s interest opposes such request.

25.4.	Every holder of depositary receipts as referred to in article 12 will be authorised to attend the general meeting and to speak there but not to vote, provided that the latter does not apply to usufructuaries of shares who are entitled to the voting-right on the shares encumbered with usufruct.

25.5.	Shareholders and holders of depositary receipts may be represented at the meeting by a person holding a written power of attorney.

25.6.	Before being admitted to a meeting a shareholder, a holder of depositary receipts or their attorney should sign an attendance list stating his name and insofar as applicable the number of votes to which he is entitled.

If it concerns an attorney of a shareholder or a holder of depositary receipts, also the name(s) will be stated of the person(s) on behalf of whom the attorney is acting.

25.7.	A holder of registered shares, a usufructuary of registered shares who is entitled to the voting-right or their attorney will only have access to the general meeting if he or the persons on behalf of whom he is acting (as the case may be) has been entered as such into the register described in article 11 and provided that the company has received in writing notice of his intention to attend the meeting at the place and not later than on the day, as described in paragraphs 9 and 10 respectively of this article.

25.8.	The powers of attorney of holders of registered shares and of usufructuaries of registered shares shall be deposited.

The provisions of paragraphs 9 and 10 respectively will apply to the place and time of depositing and to the entry thereof in the convening notice.

25.9.	The managing board may determine that for the application of the provision in paragraph 7, persons with voting rights and/or meeting rights are considered to be those persons who (i) on a date determined by the managing board (the “record date”) are persons with voting rights and/or meeting rights with respect to a share, and (ii) on the record date are registered in (a) register(s) (or one or more parts thereof) designated by the managing board (the “register”), provided that (iii) that person with voting rights and/or meeting rights gave written notice to the company of his intention to attend the general meeting, irrespective of who at the time of the general meeting is a person with voting rights and/or meeting rights.

With respect to shares included in a collective deposit, the notice referred to in the previous sentence shall be sent by the associated institution concerned at the request of the person with voting rights and/or meeting rights. The notice must state the name and the number of shares for which the person is entitled to vote and/or to attend the general meeting.

The record date and the notice, referred to in this paragraph, may not be determined earlier than on the earliest possible day before the general meeting permitted by law.

The record date and that moment shall be mentioned in the notice of the meeting.

The provisions regarding the notice apply mutatis mutandis to the attorney authorised in writing of a person with voting rights and/or meeting rights.

25.10.	In case the managing board does not use the authority referred to in paragraph 9, holders of ordinary bearer shares or their attorneys will only have access to the general meeting if the share certificates have been deposited at the office of the company before the meeting.

Submission at the office of the company of a written statement of a bank institution that it holds the share certificates described in that statement in custody until after the meeting or that the number of shares mentioned in that statement belongs to a community consisting of a collective deposit or giro deposit in the sense of the Securities Giro Act and of which community the person mentioned in the statement is a partner for the amount of shares or depositary receipts of shares mentioned and will remain such until after the meeting, will be put on a par with deposit.

The convening notice will state the day on which this deposit may be effected at the latest.

This day may not be set any earlier than on the seventh day before that of the meeting.

If a power of attorney relates to the share certificates, the power of attorney should be deposited simultaneously with the share certificates to which the power of attorney relates in accordance with the provisions made afore in this paragraph.

25.11.	Convocation of the general meeting will be effected in the manner as described in article 13.

25.12.	Announcements that by virtue of the law or these articles should be directed to the general meeting may be effected either in the convening notice for the meeting or in a document that for that purpose has been deposited at the office of the company and at a place in Amsterdam for inspection, provided this has been announced in the convening notice.

Article 26.

26.1.	The general meeting will be chaired by the president of the supervisory board.

If the president of the supervisory board wants somebody else to chair the meeting or if he is not present at the meeting, the supervisory directors present at the meeting will appoint one of them chairman.

In the absence of all supervisory directors the meeting will appoint itself a chairman.

The chairman will appoint the secretary.

26.2.	Unless a notarial report is made of the discussions at the meeting minutes will be taken.

Minutes will be adopted and as evidence thereof signed by the chairman and the secretary of the meeting concerned or, if this has not been effected, be adopted by a next meeting; in the latter case they will be signed by the chairman and the secretary of that next meeting as evidence of adoption.

26.3.	The chairman of the meeting and furthermore every member of the managing board and every supervisory director may at any time give order to draw up a notarial report, at the expense of the company.

26.4.	The chairman will decide with respect to all disputes concerning voting, admission of persons and in general the order at the meeting, insofar this has not been provided for by law or by these articles.

Article 27.

27.1.	In the general meeting, each ordinary share gives the right to cast one vote, each financing preferred share to cast one thousand votes and each preferred share to cast one thousand votes, without prejudice to the provisions in article 8, paragraph 5.

27.2.	Blank votes and invalid votes will be deemed not to have been cast.

Article 28.

28.1.	Without prejudice to the provisions hereinafter in paragraph 3, last sentence, resolutions will be passed by an absolute majority of votes, unless these articles or the law prescribe a larger majority.

28.2.	With due observance of the provision in the following sentence, the chairman will determine the manner of voting, including the option of voting in electronic form.

Voting by acclamation is possible if none of those individuals with voting rights oppose the same.

28.3.	In case the votes are equal on persons who have been nominated pursuant to the provisions of article 18, paragraph 1, last sentence or article 22 paragraph 3, last sentence, the first person nominated will apply as being appointed.

28.4.	In case of a tie vote on other subjects than the appointment of persons the proposal will be rejected.

Meetings of holders of shares of a certain class

Article 29.

29.1.	A meeting of holders of preferred shares or of financing preferred shares will be convened as often and insofar as a decision of the meeting of holders of preferred shares or of financing preferred shares desires this, and furthermore as often as the managing board and/or the supervisory board decide(s) so.

29.2.	Holders or preferred shares and of financing preferred shares respectively will have the right to attend the meeting of holders of preferred shares and of financing preferred shares respectively.

One of the members of the managing board and one of the supervisory directors will attend the meeting.

The convocation of a meeting of holders of preferred shares and of financing preferred shares respectively will be made by letter directed to the persons meant in the previous sentences.

The convening notice will state the subjects to be discussed.

29.3.	Article 25, paragraphs 1, 2 and 5, article 26, article 27 and article 28, paragraph 2 will apply correspondingly to meetings of holders of preferred shares and of financing preferred shares respectively.

At the meeting resolutions will be passed with an absolute majority of the votes.

In case of a tie vote there will not be effected any resolution.

29.4.	At a meeting of holders of preferred shares and financing preferred shares respectively, at which the entire issued share capital in the form of those shares is represented, valid resolutions may be passed, provided unanimously, also if the requirements with respect to the place of the meeting, the manner of convocation, the period of convocation and stating at the convocation the subjects to be discussed have not been observed.

29.5.	Holders of preferred shares and financing preferred shares respectively may also pass all resolutions that they may pass at a meeting, without convening a meeting.

A resolution may only be passed without convening a meeting if all holders of preferred shares and financing preferred shares respectively have declared in writing to be in favour of the proposal and provided the managing board and the supervisory board have been given the opportunity to give advice about the proposal.

Financial year, annual account

Article 30.

30.1.	The financial year will coincide with the calendar year.

30.2.	Annually within five months after the end of every financial year - save for prolongation of this period by not more than six months by the general meeting on the ground of special circumstances - the managing board will prepare annual accounts.

The annual accounts will be accompanied by the accountant’s statement described in article 31, by the annual report and by the other information referred to in section 392,

paragraph 1, Volume 2 of the Dutch Civil Code, however, as far as the other information is concerned insofar as these provisions apply to the company.

The annual accounts will be signed by all members of the managing board and all supervisory directors; if the signature of one or more of them is absent this will be reported stating the reason therefor.

30.3.	The company will see to it that the prepared annual accounts, the annual report and the other information described in paragraph 2 will be ready at the office of the company and in Amsterdam at the place stated in the convening notice as from the day of convocation of the general meeting intended for discussion thereof.

The shareholders and holders of depositary receipts may inspect the documents there and obtain without charge a copy thereof.

Third parties may obtain at the foregoing places a copy at cost price.

30.4.	After the proposal to adopt the annual accounts by the general meeting has been addressed, the general meeting shall be presented with the proposal to grant the members of the managing board discharge for actions in respect of their management during the relevant financial year and the supervisory directors in respect of their supervision thereon, insofar as that management is reflected in the annual accounts, without prejudice to the provisions in articles 138 and 149, Book 2 of the Dutch Civil Code.

The annual accounts shall not be adopted, if the general meeting has not been able to take cognizance of the auditor’s opinion referred to in article 31.

Failing the opinion referred to, the annual accounts can still be adopted subject to a statement that the opinion is missing and the reason therefor.

Accountant

Article 31.

31.1.	The general meeting will commission a chartered accountant or another expert as referred to in section 393, first paragraph, third sentence, Volume 2 of the Dutch Civil Code - both to be referred to hereinafter as the “accountant” to audit the annual accounts prepared by the managing board, pursuant to the provisions of section 393, paragraph 3, Volume 2 of the Dutch Civil Code.

The accountant will report about his audit to the supervisory board and to the managing board and will render the audit in a statement.

31.2.	Both the managing board and the supervisory board may grant commissions to the accountant meant in paragraph 1 or to another accountant at the expense of the company.

Profit and loss

Article 32.

32.1.	From profits, realised in the last completed financial year, distributions shall in the first place, if possible, be made on the preferred shares amounting to the percentage of the obligatory amount paid-up on those shares mentioned below.

The percentage referred to hereinbefore is equal to the EURIBOR-rate for six month loans - weighted to the number of days to which this was applicable - during the financial year over which the distribution is made, increased by one and a half.If and insofar as the profit is insufficient to cover the distribution referred to hereinbefore in this paragraph in full, the deficit shall be chargeable to the reserves, the share premium reserve (agio reserve) created at the subscription for financing preferred shares excluded.

32.2.	In case of withdrawal with repayment of preferred shares, on the day of repayment a distribution will be made on the withdrawn preferred shares, which distribution will be calculated to the extent possible in accordance with the provisions of paragraph 1 and paragraph 3 and this according to time to be calculated on the period as from the day on which for the last time a distribution as meant in paragraph 1 and paragraph 3 was made - or if the preferred shares have been issued after such a day, as from the day of issue - until the day of repayment.

32.3.	If in any financial year the profit or the distributable reserves (as the case may be) are not sufficient to make the distributions described above in this article, the provisions made above in paragraph 1, first two sentences, and the provisions of paragraph 4 up to and including paragraph 7 will only apply in the next financial years after the deficit has been cleared.

32.4.

After application of the previous paragraphs, a dividend shall, if possible, be distributed on each financing preferred share that is equal to a percentage calculated over the par amount, increased by the share premium amount paid upon subscription for the share, and which percentage is related to the average effective yield on government loans with a weighted average remaining term of no more than ten years, subject to the then prevailing market conditions, as the managing board, subject to approval of the supervisory board, resolves to that effect, calculated and determined in the manner indicated below.

The calculation of the percentage of the dividend for the financing preferred shares shall be done by taking the arithmetic average of the average effective yield on the loans referred to hereinbefore, as made by the Dutch Central Bureau of Statistics (Centraal Bureau voor de Statistiek) and published in the Official List (Officiële Prijscourant) of Euronext Amsterdam N.V. on the last ten days of trading, preceding the day on which the financing preferred share was issued or on which the dividend percentage is adjusted in accordance with the provisions of paragraph 5 respectively, if necessary increased or decreased by no more than three percentage points, subject to the then prevailing market conditions, as the managing board, subject to approval of the supervisory board, resolves to that effect.

If and insofar as the profit is insufficient to cover the distributions mentioned in paragraph 4 hereinbefore in full, the deficit shall be chargeable to the reserves, the share premium reserve (agio reserve) created at the subscription for financing preferred shares excluded.

32.5.	For the first time as per January first of the calendar year following on the day after eight years have lapsed since the day on which the financing preferred share was issued and each time eight years thereafter, the dividend percentage of all financing preferred shares will be adjusted to the average effective return of the government loans then applicable, calculated and fixed in the manner as stated in paragraph 4.

If and insofar as the profit is not sufficient to fully make the distribution meant afore in paragraph 4, the deficit will be distributed to the charge of the reserves with the exception of the reserve that has been formed as share premium at subscribing for financing preferred shares.

32.6.	If in any financial year the profit or the distributable reserves, as the case may be, are not sufficient to make the distributions meant afore in paragraphs 4 and 5, the provisions of paragraphs 4 and 5 and the provisions of the following paragraphs will only apply in the next financial years after the deficit has been caught up with and after the provisions made afore in paragraphs 1 through 3 have been applied.

If the issue of a financing preferred share is effected in the course of a financial year, the dividend on that share will be decreased on that financial year pro rata the first day of issue.

32.7.	With the approval of the supervisory board the managing board will determine which part of the profit remaining after adoption of the provisions of the previous paragraphs will be reserved.

The profit after reserving will be at the disposal of the general meeting.

32.8.	If the general meeting decides to proceed to entire or partial distribution as meant in the previous paragraph, this will be made to the holders of ordinary shares in proportion to amount of ordinary shares they own.

32.9.	The company may only make distributions to the shareholders and other persons entitled to profit eligible for distribution insofar as its equity exceeds the amount of the paid-up and called amount of the share capital increased with the reserves that must be kept by virtue of the law. The provisions of section 105, paragraph 4, volume 2, Civil Code shall be applicable to interim distributions.

32.10.	Resolutions of the general meeting to cancel reserves entirely or partially require the approval of the managing board and the supervisory board, without prejudice to the provisions of this article with respect to distribution for which the reserves will be charged.

Article 33.

33.1.	Distributions will be due and payable as from a day to be determined by the managing board, which may differ for distributions on ordinary shares and for distributions on preferred shares and/or financing preferred shares, but which day may not be later than the fourteenth day after declaration of the dividend.

33.2.

Distribution of a dividend or interim dividend in cash on shares for which share certificates have been issued and which may be traded with the co-operation of the company on a stock exchange in another country than the Netherlands, will be paid in the currency of the country concerned, insofar as the dividend meant is made payable in the country concerned, unless the company is not able to do so because of government measures or other circumstances beyond its control.

If pursuant to the provisions of the previous sentence the distribution of a dividend or an interim dividend is paid in a foreign currency, conversion of the distribution will take place at the exchange rate applicable at the stock exchange in Amsterdam on a day to be determined and to be announced by the managing board.

This day may not be set any earlier than the day on which it has been decided to distribute and not later than the day on which the distribution pursuant to the provisions of paragraph 1 of this article has been made payable.

33.3.	The claims of the shareholders to distribution of dividends will be time-barred by five years.

33.4.	With the approval of the supervisory board the managing board may distribute an interim dividend, however only insofar there is profit in the company.

33.5.	With the approval of the supervisory board and of the general meeting the managing board will be authorised to determine that a distribution on ordinary shares will not be made in cash but in the form of ordinary shares or to determine that holders of ordinary shares will be given the choice to receive a distribution either in cash or in the form of ordinary shares, all this insofar as the managing board has been designated pursuant to the provisions of article 5 as the corporate body authorised to resolve to issue such shares, or insofar as the general meeting resolves thereto.

With the approval of the supervisory board the managing board will establish the terms and conditions under which such a choice may be made.

33.6.

In case of withdrawal with repayment of financing preferred shares, a distribution will be made on the day of repayment on the withdrawn financing preferred shares, which distribution will be calculated as much as possible in accordance with those shares being entitled to dividend in accordance with the provisions of paragraph 4 and paragraph 5 of article 32 and this on the period that starts (a) as per the beginning of the running financial year, if on the day of repayment the profit over the past financial year eligible for distribution has already been determined, or (b) as per the beginning of the past financial year if on the day of repayment the profit over the past financial year eligible for distribution has not yet been determined, or (c) starts on the day of placement if it concerns financing preferred shares, since the placement of which not yet any determination of profit eligible for distribution has been made over the financial year in which they have been placed and which period will end on the day of repayment.

In case of withdrawal with repayment of financing preferred shares, on the day of repayment a distribution will be made of the share premium paid at the issue on the share concerned in addition to the repayment of the par value.

Amendment of the articles, dissolution

Article 34.

34.1.	A resolution to amend the articles of the company or to dissolve the company may only be passed by the general meeting on proposal of the managing board and the supervisory board.

34.2.	A copy of the proposal in which the intended amendment of the articles is literally included will be deposited for inspection by every shareholder and holder of depositary receipts at the places as referred to in article 25, paragraph 3 by those who convene the general meeting simultaneously with that convocation until the end of the general meeting at which the resolution about the proposal will be passed.

The copies will be available without charge at afore-meant places to shareholders and holders of depositary receipts.

Liquidation

Article 35.

35.1.	In case the company is dissolved, the liquidation will be effected with due observance of the statutory provisions.

During the liquidation the articles will remain in force to the extent possible.

35.2.	After payment of all debts and the costs of the liquidation the balance of the capital of the company will be divided as follows:

a.

first to the holders of preferred shares will be paid to the extent possible the amount nominally paid on their preferred shares, increased with an amount equal to the percentage referred to in paragraph 1 of article 32 of the amount mandatorily paid up on the preferred shares calculated on each year or part of a year in the period starting on the day following the period on which the last dividend on the preferred shares has been paid and ending on the day of the distribution on preferred shares meant in this article;

b.	then to the extent possible to the holders of financing preferred shares will be paid the amount nominally paid on their financing preferred shares, increased with the share premium paid-up on their shares at the issue thereof, increased with an amount equal to the percentage fixed in accordance with paragraph 4 and paragraph 5 of article 32 on the nominal amount after that amount has been increased with the share premium paid on the share at the issue thereof;

c.	the then remaining part will be distributed to the holders of ordinary shares in proportion to the number of ordinary shares that each of them owns.

35.3.	For ten years after the liquidation the books and documents of the company will remain in the custody of the person appointed thereto by the liquidators.